Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post –Effective Amendment to Registration Statement No. 002-41839 on Form N –1A of our reports dated April 11, 2023, relating to the financial statements and financial highlights of Fidelity SAI Long-Term Treasury Bond Index Fund and Fidelity SAI U.S. Treasury Bond Index Fund, each a fund of Fidelity Salem Street Trust, appearing in the Annual Reports on Form N-CSR of Fidelity Salem Street Trust for the year ended February 28, 2023, and to the references to us under the headings “Financial Highlights ” in the Prospectuses and “Independent Registered Public Accounting Firm ” in the Statements of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
April 20, 2023